UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

SCHEDULE 14C

(RULE 14C-101)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☒	Definitive Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

W O GROUP, INC.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the Appropriate Box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which the transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

W O GROUP, INC.

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

November 12, 2021

Dear Stockholders:

Re:	Action by Written Consent in Lieu of a Special Meeting of Stockholders

We are furnishing the attached Information Statement to the holders of record on October 27, 2021 of (i) common stock, par value $0.0001 per share (the “Common Stock”) and, (ii) Series A Preferred Stock, par value $0.0001 per share, of W O Group, Inc., a Florida corporation (the “Company,” “we,” “us” or “our”). The purpose of the Information Statement is to notify stockholders in accordance with the Florida Business Corporation Act (the “FBCA”) that, in lieu of a Special Meeting of the Stockholders of the Company, the Board of Directors of the Company (the “Board”), have taken and approved the following actions to:

1.	To authorize our Board of Directors, in its discretion, to amend our articles of incorporation not later than April 30, 2022, to effect a Reverse Stock Split of all outstanding shares of our common stock in a ratio of 1 for 1,000.

The foregoing action was approved on October 27, 2021, by our Board of Directors. In addition, on October 27, 2021, the holders of approximately 52.6% of the Company’s outstanding voting securities, as of the record date, approved the foregoing actions. The number of shares voting for the proposal was sufficient for approval.

The FBCA provides in part that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the above actions as early as possible in order to accomplish the purposes of the Company as herein described, the Board consented to the utilization of, and did in fact obtain, the written consent of the consenting stockholders who collectively own shares representing a majority of our outstanding voting securities.

The above action taken by the Company’s stockholders will become effective on or about December 6, 2021 and are more fully described in the Information Statement accompanying this Notice. Under the rules of the Securities and Exchange Commission, the above action cannot become effective until at least 20 days after the accompanying Information Statement has been distributed to the stockholders of the Company.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company may request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Company’s outstanding securities held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

You are urged to read this Information Statement carefully in its entirety. However, no action is required on your part in connection with this document. No action is required by you. The accompanying Information Statement is furnished only to inform our stockholders of the action described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. This Information Statement will be first distributed to you on or about November 15, 2021.

If you have any questions on the enclosed Information Statement you may contact us directly. We thank you for your continued interest in our Company.

THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT. THIS IS NOT A NOTICE OF MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Sincerely

/s/ Xizhen Ye
November 12, 2021	Name:	Xizhen Ye
Zhejiang, China	Title:	Chief Executive Officer

W O GROUP, INC.

NO. 25, CAIHE RD., JIANGGAN DIST., RM 219

HANGZHOU, ZHEJIANG 310020 CN

INFORMATION STATEMENT

We Are Not Asking You for a Proxy and

You Are Requested Not To Send Us a Proxy

INTRODUCTION

This Information Statement is being furnished to the stockholders of W O Group, Inc. (the “Company,” “we,” “us,” or “our”) in connection with the actions to be taken by us as a result of written consents in lieu of a Special Meeting of Stockholders pursuant to the FBCA.

This Information Statement and Notice of Stockholder Action by Written Consent is being furnished by us to our stockholders of record as of October 27, 2021, (the “Record Date”), to inform our stockholders that the Board of Directors of the Company (the “Board”) and the holders of approximately 52.6% of our outstanding voting securities as of such date (the “Voting Stockholders”), have taken and approved the following action (the “Corporate Action”) to:

1.	To authorize our Board of Directors, in its discretion, to amend our articles of incorporation not later than April 30, 2022, to effect a Reverse Stock Split of all outstanding shares of our common stock in a ratio of 1 for 1,000.

This Information Statement is being sent to you to notify you of the Corporate Actions being taken by written consent in lieu of a Special Meeting of our stockholders. On October 27, 2021, by unanimous written action, our Board adopted and approved the Board of Directors to have the authorization to amend the articles of incorporation to reverse split the Company’s common stock in a ratio of 1 for 1,000.

On the Record Date, the Voting Stockholders, representing approximately 52.6% of the voting power of our Company, adopted and approved the reverse stock split authorization.

The FBCA provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders’ meeting convened for the specific purpose of such action. The FBCA, however, require that in the event an action is approved by written consent, a company must provide notice of the taking of any corporate action without a meeting to all stockholders who were entitled to vote upon the action but who have not consented to the action. Under Florida law, stockholders of the Company (the “Stockholders”) are not entitled to dissenters’ rights with respect to the proposed reverse stock split.

We are distributing this Information Statement to our stockholders in full satisfaction of any notice requirements we may have under the FBCA and of Regulation 14C of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

This Information Statement is dated as of November 12, 2021 and is first being sent to our stockholders of record on or about November 15, 2021.

On the Record Date, there were 449,981,341 shares of our Common Stock issued and outstanding, and 1,000,000 shares of Series A Preferred Stock, entitled to notice of and to vote on all matters presented to stockholders. Holders of Common Stock are entitled to one vote per share and holders of the Company’s Series A Preferred Stock are entitled to 500 votes per share.

Pursuant to the FBCA, at least a majority of the voting power of the Company were required to approve the Corporate Actions by written consent. On the Record Date, the Voting Stockholders, as the holders of 500,000,000 votes representing approximately 52.6% of our outstanding voting securities, executed written consents adopting, approving, and ratifying the Corporate Actions, thereby satisfying the requirement under the FBCA that at least a majority of the voting power vote in favor of the Corporate Actions by written consent.

This Information Statement and the accompanying notice constitute notice to you of action by written consent as required under the FBCA. Because we have obtained sufficient stockholder approval of the Corporate Actions, no other consents or votes will be solicited in connection with this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Under federal securities laws, the Corporate Actions may not be completed until 20 calendar days after the date of distribution of this Information Statement to our stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the Corporate Actions will not occur until that time has elapsed.

Dissenters’ Rights of Appraisal

Under the FBCA, Company stockholders are not entitled to appraisal rights with respect to the Corporate Actions.

PROPOSAL 1

APPROVAL OF GRANT TO THE BOARD OF DIRECTORS THE DISCRETIONARY AUTHORITY TO AFFECT A REVERSE STOCK SPLIT TO THE COMPANY’S OUTSTANDING SHARES OF COMMON STOCK

We are seeking shareholder approval to grant the Board discretionary authority to amend the Company’s Articles of Incorporation to effect a reverse stock split of the issued and outstanding shares of our Common Stock, par value $0.0001 per share, such split to combine a whole number of outstanding shares of our Common Stock in a ratio of 1,000 shares into one share of Common Stock at any time prior to April 30, 2022 (the “Reverse Stock Split Proposal”).

The amendments will not change the number of authorized shares of Common Stock, or the relative voting power of our shareholders. Because the number of authorized shares will not be reduced, the number of authorized but unissued shares of our Common Stock will materially increase and will be available for reissuance by the Company. The reverse stock split, if affected, would affect all of our holders of Common Stock uniformly. Since the issued and outstanding Series A Preferred Stock is not convertible into the Company’s Common Stock, the reverse stock split, if affected, would not affect all the holder of the Series A Preferred Stock.

The Board unanimously approved and recommended seeking shareholder approval of this Reverse Stock Split Proposal, on October 27, 2021.

Even if the shareholders approve the Reverse Stock Split Proposal, we reserve the right not to affect any reverse stock split if the Board does not deem it to be in the best interests of our shareholders. The Board believes that granting this discretion provides the Board with maximum flexibility to act in the best interests of our shareholders. If this Reverse Stock Split Proposal is approved by the shareholders, the Board will have the authority, in its sole discretion, without further action by the shareholders, to affect a reverse stock split.

The Board’s decision as to whether and when to effect the reverse stock split will be based on a number of factors, including prevailing market conditions, existing and expected trading prices for our Common Stock, actual or forecasted results of operations, and the likely effect of such results on the market price of our Common Stock.

Following a reverse stock split, the number of our outstanding shares of Common Stock will be significantly reduced.

The reverse stock split is not being proposed in response to any effort of which we are aware to accumulate our shares of Common Stock or obtain control of the Company, nor is it a plan by management to recommend a series of similar actions to our Board or our shareholders.

There are certain risks associated with a reverse stock split, and we cannot accurately predict or assure the reverse stock split will produce or maintain the desired results (for more information on the risks see the section below entitled “Certain Risks Associated with a Reverse Stock Split”). However, our Board believes that the benefits to the Company and our shareholders outweigh the risks

Reasons for the Reverse Stock Split

The primary purpose for effecting the reverse stock split, should the Board of Directors choose to effect one, would be to increase the per share price of our Common Stock. The Board of Directors believes that, should the appropriate circumstances arise, affecting the reverse stock split would, among other things, help us to:

●	Appeal to a broader range of investors to generate greater investor interest in the Company; and

●	Improve the perception of our Common Stock as an investment security.

Appeal to a Broader Range of Investors to Generate Greater Investor Interest in the Company - An increase in our stock price may make our Common Stock more attractive to investors. Brokerage firms may be reluctant to recommend lower-priced securities to their clients. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our Common Stock. Investment funds may also be reluctant to invest in lower-priced stocks. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. Giving the Board of Directors the ability to effect a reverse stock split, and thereby increase the price of our Common Stock, would give the Board the ability to address these issues if it is deemed necessary.

Improve the Perception of Our Common Stock as an Investment Security - We believe that the overall economic environment in which we are currently operating has been a significant contributing factor in the decline in the price of our Common Stock. Our Board of Directors unanimously approved the discretionary authority to affect a reverse stock split as one potential means of increasing the share price of our Common Stock to improve the perception of our Common Stock as a viable investment security. Lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact not only the price of our Common Stock, but also our market liquidity. If this Reverse Stock Split Proposal is approved, our Board of Directors would have the ability to increase our per share price if it determines that it is undermining our current or future prospects.

Criteria to Determine Whether to Implement Reverse Stock Split

In determining whether to implement this reverse stock split and its specific reverse split ratio, the Board of Directors may consider various factors including:

●	the historical trading price and trading volume of our common stock;
●	the then-prevailing trading price and trading volume of our common stock;
●	the expected impact of the reverse stock split on the short- and long-term market; and
●	overall prevailing general stock market and economic conditions.

Certain Risk Factors Related to the Reverse Stock Split

We cannot assure you that the proposed reverse stock split will increase our stock price or otherwise benefit the market for our common stock. Although we expect that a reverse stock split will result in an increase in the market price of our common stock, its actual effect on our common stock cannot be predicted with any certainty. We have no way of knowing whether the market price for our common stock will be proportionately the same, greater, or less than prior to a reverse stock split. If our post-split common shares are traded at prices that are less than their pre-split prices multiplied times the reverse split ratio, our stockholders could suffer a material loss in value of the shares held by them.

The history of reverse stock splits for other companies is quite varied, and some investors may view them negatively. It is possible that the price of our common shares after the reverse stock split will not increase in the same proportion as the reduction in the number of our outstanding common shares, and that the reverse stock split may not result in a per share price that will attract investors who do not trade in lower priced stocks. Although we believe the reverse stock split will enhance the marketability of our common stock to some potential investors, we cannot assure you that our common stock will be more attractive to any investors.

The proposed reverse stock split may decrease the liquidity of our common stock. The liquidity of our common stock may be negatively impacted by the reverse stock split, given the reduced number of outstanding shares after implementation of the reverse stock split.

Potential Dilutive Effect of Reverse Stock Split. Regardless of the actual reverse split ratio chosen by our Board of Directors, a material increase in our unissued authorized common shares will occur. This may allow us to dilute existing stockholders more substantially in the future than is currently possible. The issuance of such additional common shares could have the effect of diluting the equity ownership, voting impact and future earnings per share of existing shareholders, and depending on the amount of and value received for shares issued, such dilution may be substantial. Moreover, our shareholders have no preemptive rights to subscribe for or purchase any part of new or additional issuances of our securities, which means they have no prior right to purchase or otherwise acquire any part of newly issued common shares to maintain their proportionate ownership of our common stock.

Potential Anti-Takeover Effect of Reverse Stock Split. The substantial increase in our authorized common stock available for issuance without stockholder approval resulting from a reverse stock split could have the effect of discouraging unsolicited takeover attempts or inhibiting needed management changes, and accordingly may limit the opportunity of our stockholders to dispose of their shares at a better price than otherwise available to them. The issuance or even potential issuance of such increased authorized shares, by diluting the voting power of existing stockholders, could discourage, delay or even prevent unsolicited persons from gaining control of the Company or effecting a merger or other business combination, even if such a transaction is perceived beneficial to existing stockholders.

We currently have no written or oral plans, proposals, or other arrangements to issue any of the additional authorized common shares that would be available incident to a reverse stock split.

Principal Effects of a Reverse Stock Split

If our shareholders approve this Reverse Stock Split Proposal and the Board of Directors elects to affect a reverse stock split, our issued and outstanding shares of Common Stock would decrease at a rate of approximately one share of Common Stock for every 1,000 shares of Common Stock currently outstanding, with adjustment rounded up to the next whole share for any fractional shares. The reverse stock split would be affected simultaneously for all of our Common Stock, and the exchange ratio would be the same for all shares of Common Stock. The reverse stock split would affect all of our shareholders uniformly and would not affect any shareholder’s percentage ownership interests of the Company’s Common Stock, except to the extent that it results in a shareholder receiving whole shares in lieu of fractional shares. Shareholders holding fractional shares as a result of the reverse stock split will be rounded up to the next whole share. The reverse stock split would not affect the relative voting or other rights that accompany the shares of our Common Stock, except to the extent that it results in a shareholder receiving a whole share in lieu of fractional shares. Common Stock issued pursuant to the reverse stock split would remain fully paid and non-assessable. The reverse stock split would not affect our securities law reporting and disclosure obligations, and we would continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have no current plans to take the Company private. Accordingly, a reverse stock split is not related to a strategy to do so. In addition to the change in the number of shares of Common Stock outstanding, a reverse stock split would have the following effects:

Increase the Per Share Price of our Common Stock - By effectively condensing a number of pre-split shares into one share of Common Stock, the per share price of a post-split share is generally greater than the per share price of a pre-split share. The amount of the initial increase in per share price and the duration of such increase, however, are uncertain.

Increase in the Number of Shares of Common Stock Available for Future Issuance - By reducing the number of shares outstanding without reducing the number of shares of available but unissued Common Stock, a reverse stock split will increase the number of authorized but unissued shares. The Board believes the increase is appropriate for use to fund the future operations of the Company. Although the Company does not have any pending acquisitions for which shares are expected to be used, the Company may also use authorized shares in connection with the financing of future acquisitions.

The following table contains information relating to our common stock, based on information as of October 27, 2021:

	Current	After Reverse Split if 1:1,000 Ratio is Selected
Authorized Common Stock	700,000,000	700,000,000
Common Stock issued and outstanding	449,981,341	449,981

Although a reverse stock split would not affect any shareholder’s percentage ownership interests of the Company’s Common Stock, a reverse stock split without a reduction in the number of shares authorized for issuance would reduce the proportion of shares owned by our shareholders relative to the number of shares authorized for issuance, giving our Board an effective increase in the authorized shares available for issuance, in its discretion. Our Board from time to time may deem it to be in the best interests of the Company and our shareholders to enter into transactions and other ventures that may include the issuance of shares of our Common Stock. If our Board authorizes the issuance of additional shares subsequent to the reverse stock split described above, the dilution to the ownership interest of our existing shareholders may be greater than would occur had the reverse stock split not been effected. Many stock issuances not involving equity compensation do not require shareholder approval, and our Board generally seeks approval of our shareholders in connection with a proposed issuance only if required at that time.

In addition, a reverse stock split may result in some shareholders owning “odd lots” of less than 100 shares of Common Stock, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.

Authorized Shares of Common Stock

The Reverse Stock Split Proposal will not change the number of authorized shares of Common Stock but will increase the number of authorized shares available for future issuance for corporate needs such as equity financing, retirement of outstanding indebtedness, stock splits and stock dividends, employee benefit plans, or other corporate purposes as may be deemed by the Board to be in the best interests of the Company and its shareholders. The Board believes the increase in available shares for future issuance is appropriate to fund the future operations of the Company. It will also provide the Company with greater flexibility to respond quickly to advantageous business opportunities. However, we may from time to time explore opportunities to make acquisitions through the use of stock. As a result, the Company’s current number of authorized shares of Common Stock may enable the Company to better meet its future business needs.

We believe that the current amount of authorized Common Stock will make a sufficient number of shares available, should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. The current capital will provide the Board with the ability to issue additional shares of stock without further vote of the shareholders of the Company, except as provided under Florida corporate law or under the rules of any national securities exchange on which shares of stock of the Company are then listed.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Reverse Stock Split Proposal is approved by our shareholders, our Board, in its sole discretion, will determine whether such an action is in the best interests of the Company and our shareholders and taking into consideration the factors discussed above. If our Board believes that a reverse stock split is in our best interests and the best interest of our shareholders, our Board will then implement the reverse stock split.

We would then file a certificate of amendment to our Articles of Incorporation with the Secretary of the State of Florida at such time as our Board of Directors had determined as the appropriate effective time for the reverse stock split to affect the reverse split. Upon the filing of the certificate of amendment, and without any further action on the part of the Company or our shareholders, the issued shares of Common Stock held by shareholders of record as of the effective date of the reverse stock split would be converted into a lesser number of shares of Common Stock calculated in accordance with the reverse stock split ratio of one-for-1,000 (1:1,000).

For example, if a shareholder presently holds 500,000 shares of our Common Stock, he or she would hold 500 shares of Common Stock following a one-for-1,000 reverse stock split with an adjustment for any fractional shares. Beginning on the effective date of the split, each certificate representing pre-split shares would be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the effective date of the reverse stock split, shareholders would be notified that the reverse stock split had been effected.

Effect on Beneficial Holders (i.e., Shareholders Who Hold in “Street Name”)

Upon the reverse stock split, we intend to treat Common Stock held by shareholders in “street name,” through a bank, broker, or other nominee, in the same manner as shareholders whose shares are registered in their own names. Banks, brokers, or other nominees will be instructed to affect the reverse stock split for their customers holding Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the reverse stock split. If you hold shares of Common Stock with a bank, broker or other nominee and have any questions in this regard, you are encouraged to contact your bank, broker, or other nominee.

Effect on Registered “Book-Entry” Holders (i.e., Shareholders that are Registered on the Transfer Agent’s Books and Records but do not Hold Certificates)

Some of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with our transfer agent, Signature Stock Transfer, Inc., Addison, Texas. These shareholders do not have stock certificates evidencing their ownership of Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a shareholder holds registered shares in book-entry form with our transfer agent, no action needs to be taken to receive post-reverse stock split shares. If a shareholder is entitled to post-reverse stock split shares, a transaction statement will be available to be sent to the shareholder’s address of record indicating the number of shares (adjusted for any fractional shares) of Common Stock held following the reverse stock split, if required by the shareholder.

Effect on Certificated Shares

Upon the reverse stock split our transfer agent will act as our exchange agent and assist holders of Common Stock in implementing the exchange of their certificates.

Commencing on the effective date of a reverse stock split, shareholders holding shares in certificated form may exchange his or her share certificates for new share certificates by contacting our transfer agent directly at Signature Stock Transfer, Inc., 14673 Midway Road, Suite 220, Addison, Texas 75001. There will be a fee for the issuance of new certificates. The transfer agent will forward you the instructions on how a shareholder should surrender his or her certificates representing Common Stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole post-reverse stock split Common Stock, as applicable (“New Certificates”). No New Certificates will be issued to a shareholder until that shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. The instructions will also contain information on how you may obtain New Certificates if your Old Certificates have been lost. If you have lost your certificates, you will have to pay any surety premium and the service fee required by our transfer agent.

Until surrendered, we will deem outstanding Old Certificates held by shareholders to be canceled and only to represent the number of whole shares to which these shareholders are entitled.

Any Old Certificates submitted for exchange, whether because of a sale, transfer, or other disposition of shares, will automatically be exchanged for New Certificates.

Shareholders should not destroy any stock certificates and should not submit any certificates until requested to do so by the transfer agent. Shareholders are encouraged to promptly surrender Old Certificates to the transfer agent (acting as exchange agent in connection with the reverse stock split) in order to avoid having shares become subject to escheat laws.

Fractional Shares

The effect of the reverse split upon existing shareholders of the common stock will be that the total number of shares of the Company’s common stock held by each shareholder will automatically convert into the number of whole shares of common stock equal to the number of shares of common stock owned immediately prior to the reverse split divided by the reverse stock split ratio chosen by the Board, with an adjustment for any fractional shares. (Fractional shares will be rounded up to the next whole share).

Upon effectuation of the reverse stock split, each common shareholder’s percentage ownership interest in the Company’s common stock will remain virtually unchanged, except for minor changes and adjustments that will result from rounding fractional shares into whole shares. The rights and privileges of the holders of shares of common stock of the Company will be substantially unaffected by the reverse split. All issued and outstanding options, warrants, and convertible securities would be appropriately adjusted for the reverse split automatically on the effective date of the reverse split. Shareholders holding a fractional as a result of the reverse split will be rounded up to the next whole share.

No Appraisal Rights

Our shareholders are not entitled to appraisal rights with respect to a reverse stock split, and we will not independently provide shareholders with any such right.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this Reverse Stock Split Proposal except to the extent of their ownership of shares of our Common Stock.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to abandon a reverse stock split without further action by our shareholders at any time before the effectiveness of the filing with the Secretary of the State of Florida of the certificate of amendment to our Articles of Incorporation, even if the authority to effect a reverse stock split has been approved by our shareholders at the Special Meeting. By voting in favor of a reverse stock split, you are expressly also authorizing the Board to delay, not to proceed with, and abandon, a reverse stock split if it should so decide, in its sole discretion, that such action is in the best interests of the shareholders.

Vote Required

Pursuant to the Florida Business Corporation Act, the approval of the above Action required a majority of the Company’s outstanding voting capital stock. As discussed above, the Voting Stockholders have consented to this Proposal One.

Officers and Directors

Our Bylaws provide that the Board of Directors shall consist of no less than one (1) and not more than nine (9) directors. Each director of the Company serves until his successor is elected and qualified, subject to removal by the Company’s shareholders. Each officer holds office for such term and exercises such powers and performs such duties as are determined by the Board of Directors.

Name	Age	Position
Xizhen Ye Lizhong Lu	58 58	Chief Executive Officer, CFO and a Director Director

Xizhen Ye has been the Company’s Chief Executive Officer and Chief Financial Officer since November 29, 2016. Mr. Ye, a businessman in Hangzhou, China. He has operated and invested in several local companies with notable success, including news distribution network, films, mining, energy and Chinese traditional medicine. He has a BS degree in Journalism. Mr. Ye’s business background led to the decision to appoint him to the Company’s Board of Directors.

Lizhong Lu has been a director of the Company since September May 2, 2018. Mr. Lu currently is the Chief Executive Officer of Chongzhou Zhoucai Auto Parts Co. Ltd., located in Chongzhou City, China. He has occupied that position since March 2015. Mr. Lu has numerous years of management experience, including organizational operations and based on this experience, the Company determined to appoint Mr. Lu to its Board of Directors. Mr. Lu has a Master’s Degree in Nanjin Naval Command College in 2002. Mr. Lu’s business background led to the decision to appoint him to the Company’s Board of Directors.

Mr. Ye devotes approximately 100 hours each month to our business.

Term of Office

All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified or until removed from office in accordance with our bylaws. There are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Officers are appointed annually by our Board of Directors and each Executive Officer serves at the discretion of our Board of Directors. We do not have any standing committees. Our Board of Directors may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

None of our officers and/or Directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

Board Committees

Audit Committee

We do not have a standing audit committee of the Board of Directors. Management has determined not to establish an audit committee at present because of our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Item 401(e) of Regulation S-B is beyond its limited financial resources.

Code of Ethics

To date, we have not adopted a Code of Ethics applicable to our principal executive officer and principal financial officer. The Company does not believe that a formal written code of ethics is necessary at this time. We expect that the Company will adopt a code of ethics if and when the Board of Directors deems it is necessary.

Our directors will serve until the next annual meeting of shareholders or until their successors are duly elected and have qualified. Officers hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between any person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect directors to our board. There are also no arrangements, agreements or understandings between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs. Our Board of Directors does not have any committees at this time.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors or any independent directors on our board, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that our directors do not meet the independence requirements, according to the applicable rules and regulations of the SEC.

Corporate Governance

There have been no changes in any state law or other procedures by which security holders may recommend nominees to our board of directors. In addition to having no nominating committee for that purpose, we currently have no specific audit committee and no audit committee financial expert. Based on the fact that our current business affairs are simple, any such committees are excessive and beyond the scope of our business and needs.

Indemnification of Executive Officers and Directors

Then Florida Business Corporation Act provides that any director or officer of a Florida corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position, so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that his conduct was in the corporation’s best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such proceeding, such indemnification is mandatory.

Currently we do not maintain any directors’ and officers’ liability insurance covering our directors and officers against expenses and liabilities arising from certain actions to which they may become subject by reason of having served in such role.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required under Florida law. We are not aware of any threatened litigation or preceding that might result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Executive Compensation

The Company does not have a compensation committee. Given the nature of the Company’s business, its limited stockholder base and the current composition of management, the board of directors does not believe that the Company requires a compensation committee at this time.

Summary Compensation Table

The following table sets forth information regarding each element of compensation that we paid or awarded to our named executive officer for the two fiscal years ended December 31, 2020 and 2019, which includes cash compensation, stock options awarded and all other compensation:

Name and Principal	Year Ended	Salary/Fees	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in pension value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Position	Dec. 31	($)	($)	($)	($)	($)	($)	($)	($)

Xizhen Ye	2020	-	-	-	-	-	-	-	-
CEO,CFO	2019	-	-	-	-	-	-	-	-

Employment Agreement

The Company has no employment agreement with its executive officer. We do not offer retirement benefit plans to our executive officers, nor have we entered into any contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to a named executive officer at, or in connection with, the resignation, retirement or other termination of a named executive officer, or a change in control of the company or a change in the named executive officer’s responsibilities following a change in control. We do not have any standard arrangement for compensation of our directors for any services provided as director, including services for committee participation or for special assignments

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of October 27, 2021 with respect to the holdings of our common stock by: (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each of our directors and 2021 fiscal year named executive officers; and (3) all directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, at the address of No. 25, Caihe Rd., Jianggan Dist., Rm. 219, Hangzhou, Zhejiang 310020, China. In computing the number and percentage of shares beneficially owned by each person, we include any shares of common stock that could be acquired within 60 days of October 27, 2021 upon the vesting of share awards and the exercise of option awards or warrants. These shares, however, are not counted in computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock(1)

Xizhen Ye Chief Executive Officer, Chief Financial Officer, Director	292,970,421	(2)(3)	65%
Lizhong Lu Director	-0-		*
WO Inc.	324,585,000	(2)	72%
All Officers and Directors as a group-2	292,970,421		65%

*	Less than 1%
(1)	As of October 27, 2021, we had a total of 449,981,341 shares of common stock issued and outstanding.
(2)	Represents Mr. Ye’s beneficial ownership of 90.26% of WO Inc., a Cayman Corporation, which owns 324,585,000 shares of the Company’s common stock
(3)	Does not include 1,000,000 shares of Series A Preferred Stock owned by Mr. Ye. Each share of Series A Preferred Stock is entitled to 500 votes per share.

Delivery of Documents to Security Holders Sharing an Address

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at No. 25, Caihe Rd., Jianggan Dist., Rm. 219, Hangzhou, Zhejiang 310020, China, Attention Mr. Ye.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

By Order of the Board of Directors

/s/ Xizhen Ye
Name:	Xizhen Ye
Title:	Chief Executive Officer and President
November 12, 2021
Zhejiang, China